AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as February 11, 2016, by and among ZAKA S.A.., a sociéte anonyme organized under the laws of Luxembourg, Hougou S.A., a sociéte anonyme organized under the laws of Belgium and Pierre Bastid.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, Form 4, Form 5 or Schedule 13D or Schedule 13G, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Dated: February 11, 2016

Zaka S.A.
By: /s/Aurélie Parage _____
Name: Aurélie Parage
Title: Director A

By: /s/ Olivier Revol _______
Name: Olivier Revol
Title: Director B
Hougou S.A.

By: /s/ Pierre Bastid _______
Name: Pierre Bastid
Title: Director

By: /s/ Olivier Revol ________
Name: Olivier Revol
Title: Director
Pierre Bastid

/s/ Pierre Bastid ____________